EXHIBIT 10.1

February 8, 2013

VIA ELECTRONIC MAIL AND REGISTERED U.S. MAIL, RETURN RECEIPT REQUESTED

Berexco LLC & Internal Partners	Condor Energy Technology LLC
2020 N. Bramblewood	4125 Blackhawk Plaza Circle, Suite 201
Wichita, Kansas 67206	Danville, California 94506
Attn.: Adam E. Beren	Attn: Frank C. Ingriselli
Charles Spradlin
PEDEVCO Corp.
Hinkle Law Firm, LLC (Escrow Agent)	4125 Blackhawk Plaza Circle, Suite 201
8621 East 21st Street North, Suite 200	Danville, California 94506
Wichita, Kansas 67206-2991	Attn: Frank C. Ingriselli
Attn.: John Broomes

Re:           Termination of Agreement for Purchase of Term Assignment; Agreement toTransfer Performance Deposit and Negotiate in Good Faith

Dear Mr. Beren:

This letter memorializes the agreement by and between Condor Energy Technology LLC (“Condor”) and Berexco LLC and the Internal Partners (collectively referred to herein as “Seller”) that Condor and Seller have mutually agreed to terminate that certain Agreement for Purchase of Term Assignment dated effective November 30, 2012, by and between Condor and Seller (the “AFPOTA”) pursuant to Section 24.A of the AFPOTA, without fault of either party and with no liquidated damages due or owing by either party to the other.  This letter and the agreements contained herein shall supersede that certain letter from Condor to Seller dated February 6, 2013, regarding termination of the AFPOTA, and Condor hereby withdraws, rescinds, and repudiates said letter.  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the AFPOTA.

Seller and PEDEVCO Corp (“PEDEVCO”) further hereby agree, and Condor, a partially-owned subsidiary of PEDEVCO, hereby approves and consents, to Seller and PEDEVCO negotiating in good faith the terms and conditions of an alternative transaction whereby PEDEVCO shall acquire the rights to the Leases previously contemplated to be acquired under the AFPOTA by Condor (the “PEDEVCO-Berexco Transaction”).  In contemplation of the proposed PEDEVCO-Berexco Transaction, Condor, PEDEDVCO and Seller agree that the Performance Deposit in the amount of Eight Hundred and Sixty-Four Thousand, Eight Hundred and Sixty-Six Dollars ($864,866.00), originally paid by Condor to the Hinkle Law Firm, LLC in accordance with AFPOTA, plus all interest accrued thereon to date (the “Escrowed Funds”), shall be retained and held in escrow by the Escrow Agent on PEDEVCO’s behalf pending the entry into a new escrow agreement by and between PEDEVCO and Seller in connection with the PEDEVCO-Berexco Transaction; provided, however, that if no such new escrow agreement or no definitive documentation with respect to the proposed PEDEVCO-Berexco Transaction is entered into by and between PEDEVCO and Berexco by 5:00 p.m. Central Time, Friday, February 22, 2013, then the Escrow Agent shall return the Escrowed Funds to PEDEVCO within two (2) business days.

In furtherance of the transactions contemplated herein, Condor does hereby assign all its right, title, and interest in and to the Performance Deposit, and all its rights and obligations under the existing Escrow Agreement, to PEDEVCO, and said Escrow Agreement is hereby amended to afford PEDEVCO the right to demand return of the Performance Deposit under the conditions set forth in the last sentence of the preceding paragraph.

Escrow Agent joins this agreement for the sole purpose of approving the actions contemplated herein with respect to the Escrow Agreement and the Performance Deposit.  Seller, PEDEVCO, and Escrow Agent hereby ratify and confirm the Escrow Agreement, as amended herein.

Regards,

/s/ Frank C. Ingriselli
Frank C. Ingriselli
President and Chief Executive Officer
Condor Energy Technology LLC
PEDEVCO Corp.

Agreed to and Accepted:

Berexco LLC

By:  /s/ Adam E. Beren

Name:  Adam E. Beren

Title:           President

Date:           2/8/13

Escrow Agent:

Hinkle Law Firm LLC

By:  /s/ John W. Broomes

Name:  John W. Broomes

Title:  Escrow Agent

Date:  February 8, 2013